Exhibit 21
Stratos Global Corporation Subsidiaries

Entity Name	Jurisdiction of Incorporation / Organization

Stratos Aeronautical Limited	England
Stratos Canada Inc.	Canada (CBCA)
Stratos Communications, Inc.	Delaware
Stratos Communications (Australia) Pty Limited	Australia
Stratos Finance (Ireland) Limited	Ireland
Stratos Financial, LLC	Delaware
Stratos Financing LUX, LLC	Delaware
Stratos Funding Company	Nova Scotia
Stratos Funding LLC	Delaware
Stratos Funding LP	Delaware
Stratos Global Holdings Limited	England
Stratos Global (Japan) KK	Japan
Stratos Global Limited	England
Stratos Government Services, Inc.	Delaware
Stratos Holdings, Inc.	Delaware
Stratos Holdings (Cypress) Limited	Cypress
Stratos Investments B.V.	The Netherlands
Stratos LFC S.A.	Luxembourg
Stratos de Mexico, S.A. de C.V.	Mexico
Stratos Mobile Networks, Inc.	Delaware
Stratos Mobile Networks (USA) LLC	Delaware
Stratos New Zealand Limited	New Zealand
Stratos NZ Holdings Limited	New Zealand
Stratos Offshore Services Company	Delaware
d/b/a Stratos Broadband Networks
Stratos Services Limited	England
Stratos Wireless Inc.	Canada (CBCA)
Moskowskij Teleport	Russia
Plenexis CIS GmbH	Germany
Plenexis Gesellschaft für Satelliten Kommunikation mbH	Germany
Plenexis Holding GmbH	Germany
Plenexis Kft.	Hungary (dissolving)
Plenexis Limited	England
Plenexis Satelit Iletisim Hizmetleri Ltd. Sirketi	Turkey
Plenexis Satellite-communication AB	Sweden
Xantic B.V.	The Netherlands
Xantic GmbH	Germany (dissolving)
Xantic Brazil Ltda.	Brazil
Xantic Broadcast B.V.	The Netherlands
Xantic Consultancy B.V.	The Netherlands
Xantic Holding B.V.	The Netherlands
Xantic Hong Kong Limited	Hong Kong
Xantic Mobile Services Singapore Pte Limited	Singapore

Entity Name	Jurisdiction of Incorporation / Organization

Xantic Norway AS	Norway
Xantic Sales B.V.	Spain
Xantic Satellite Communications Greece S.A.	Greece
Xantic Solutions Limited	Kenya
Xantic Spain S.A.	Spain
Xantic UK Limited	England
Xantic USA Inc.	District of Columbia
Xantic USA Holding Inc.	District of Columbia